Exhibit 10.28

CNS, Inc.
7515 Smetana Lane
Eden Prairie, Minnesota 55345
Phone: (952) 229-1500 Fax (952) 229-1700
www.cns.com

October 10, 2003

Milton W. (Andy) Anderson
1460 Southridge
Eagan, MN 55121

Dear Andy:

This letter describes our agreement regarding your resignation as Vice-President, Product Development & Regulatory officer of CNS, Inc. (“CNS”) effective December 31, 2003.

We will provide you with the following benefits in connection with your departure from CNS:

1.

We will pay you Salary Continuation pursuant to the terms of Paragraph 7 of the Employment Agreement as follows: 24 semi-monthly paychecks of $5,482.92, subject to applicable withholding, beginning with the later of (a) our January 15, 2004 payday or (b) our first regular payday following expiration of the 15-day rescission period described on page 3 of this agreement and our receipt of Exhibit A, signed and dated by you after expiration of the rescission period. Exhibit A is your certification that you took no steps to exercise your right of rescission. In the event of a Change in Control, as that term is defined in the “Executive Employment Agreement” dated February 12, 1999, the above- referenced semimonthly paychecks will be accelerated and payable, in full, on demand by you. As an employee of CNS until December 31, 2003, you will continue to accrue, and may continue to use, paid time off; as part of your final paycheck after December 31, we will pay you any unused paid time off as of that date. As of September 30, 2003, your accrued unused paid time off was $19,737.12 or 312.0 hours.

Although not required under the terms of your Executive Employment Agreement, you will be eligible to receive a pro-rated bonus consistent with CNS business performance under the CNS Management Incentive Plan for 2004 based on your December 31, 2003 Resignation Date, the terms of the Plan and provided that the Plan objectives have been

Milton W. (Andy) Anderson Separation Letter

met. Payment of any available bonus would occur at the normal payout time for all employees. We estimate the payout to be made in May 2004.

2.

As a condition of your severance, you agree to make yourself available to CNS on an as needed basis to provide consulting services not to exceed approximately 120 hours between January 1 and April 30, 2004 solely in connection with the development of the special project you are currently working on with Dan Cohen. CNS is not required to provide you with any minimum number of hours in connection with the special project. You will report to and be subject to the direction of Dan Cohen. For your consulting services in connection with the special project, CNS will pay you at a rate of $100.00 per hour, subject to verification of your hours, which payment shall be in addition to the payment of severance described in paragraph 1 above. CNS will also reimburse you or pay directly any pre-approved business expenses you incur in connection with your consulting services on the special project, subject to its existing policies on such expenses. For convenience, such payment will be considered as severance, subject to any required tax withholding, but you agree that such services will be rendered following your termination of employment, and you will not be entitled to any pension, welfare or other fringe benefits provided to active employees, but only to those benefits described in paragraph 3 below or to which you are otherwise entitled as a terminated employee. CNS may, but is not required to, engage you for additional consulting services not related to the special project described above in its sole discretion, and in that event, you will be compensated at a rate mutually agreeable to you and CNS.

3.

You will be eligible for COBRA continuation coverage under the CNS group health and dental plan beginning January 1, 2003, for which you would otherwise be responsible for 100% of the premium cost. As part of your severance, CNS will continue to pay the employer share, and you will continue to be responsible for the employee share, as applicable, of your CNS group health, dental and life insurance premiums through December 31, 2004 or, if earlier, the date on which you are eligible to participate in other group plans through your new employer, provided you make the appropriate timely written elections to continue your CNS group coverage’s. Your share of the premiums will be deducted from the Salary Continuation payments described in paragraph 1. You agree to notify CNS immediately if your eligibility under other group plans through your new employer occurs. If you are not covered under other such group plans as of December 31, 2004, you will have the right to continue your group coverage’s at your own expense for up to an additional six months, in accordance with applicable state and federal group insurance continuation laws and the terms of the plans. All rights which you may have under CNS’s group plans, are subject to the terms of the plans, applicable laws and the continuation of said plans for active CNS employees. Information and election forms concerning your group coverages will be mailed to you. During the period you are providing consulting services to CNS as described in paragraph 2, you will not be

Milton W. (Andy) Anderson Separation Letter

considered as an employee for benefit plan purposes, but will only be entitled to your rights, if any, under all CNS benefit plans as a terminated employee in accordance with the terms of each such plan.

4.

We are providing you with the opportunity to voluntarily resign from your employment. If any prospective employer of yours wishes to contact CNS for employment information, you agree to direct that employer to make a written inquiry to Michelle Beuning, Director of Human Resources. Ms. Beuning will provide the prospective employer, in writing, with your job title, the scope of your responsibilities, your dates of employment, and the fact that you voluntarily resigned your employment.

5.	We will provide an executive outplacement package that we have selected with Right Management Consultants at our expense.

6.

To the extent required under applicable law, we will indemnify you and hold you harmless with respect to any action in which you are a named defendant that arises out of your CNS employment responsibilities prior to your resignation on December 31, 2003.

7.

We will remove all restrictive legends on any shares of CNS common stock held by you. In connection with the removal, you agree that for a period of 90 days from the date you cease to be employed by CNS, any shares that you sell will be sold in compliance with the applicable requirements of Rule 144 under the Securities Act of 1933.

8.

As of the date of this letter, you have 86,800 vested shares under your stock options that are exercisable according to the terms of the applicable Stock Option Plan and applicable Stock Option Agreement which will remain exercisable for the period described in each option agreement. Your stock options are set forth on Exhibit B.

9.	CNS will use its best efforts to see that its management will speak positively and with respect about you as we have in the past.

10.

CNS will maintain the confidentiality of the terms of this agreement, except to the extent persons responsible for the administration of the terms hereunder or the provision of any compensation and benefits hereunder need to know, for financial and securities compliance or as otherwise required by applicable law or regulation.

In consideration of the benefits to be afforded to you as outlined above, you agree to do the following things:

Milton W. (Andy) Anderson Separation Letter

1.

You hereby release CNS, Inc., its past and present affiliates, and its and their past and present officers, directors, agents, shareholders, employees, attorneys, insurers and indemnitors (collectively, the “Releasees”) from any and all claims and causes of action, known or unknown, which you may have against any and all of them. Through this release, you extinguish all causes of action against the Releasees occurring up to the date on which you sign this agreement, including but not limited to any contract, compensation or benefit claims; intentional infliction of emotional distress, defamation or any other tort claims; and all claims arising from any federal, state or municipal law or ordinance, including the Employee Retirement Income Security Act, the Family and Medical Leave Act. This release extinguishes any potential claims of employment discrimination arising from your employment with and resignation from CNS, including specifically any claims under the Minnesota Human Rights Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, the Older Workers Benefit Protection Act, and the Age Discrimination in Employment Act. This release does not extinguish any claims that arise against CNS after you sign this agreement, to any benefits to which you are otherwise entitled under any CNS benefit plan, or to the right to indemnification under CNS bylaws or insurance. You certify that you (a) have not filed any claims, complaints or other actions against any Releasee and (b) are hereby waiving any right to recover from any Releasee under any lawsuit or charge filed by you or any federal, state or local agency on your behalf based upon any event occurring up to the date on which you sign this agreement. You are advised by CNS to review your rights and responsibilities under this agreement with your own lawyer.

You have 21 days to review and consider this offer. If you sign this letter before 21 days have elapsed from the date on which you first receive it, then you will be voluntarily waiving your right to the full 21-day review period. You also have the right to rescind this agreement within 15 calendar days of the date upon which you sign it. You understand that if you desire to rescind this agreement, you must put the rescission in writing and deliver it to Michelle Beuning, CNS, Inc., 7615 Smetana Lane, P.O. Box 39802, Minneapolis, MN 55439-0802 by hand or by mail within 15 calendar days of the date on which you sign this agreement. If you deliver the rescission by mail, it must be postmarked within 15 calendar days of the date on which you sign this agreement and sent by certified mail, return receipt requested. If you rescind this agreement, all of CNS’s obligations to you, other than payment of accrued unused paid time off, will immediately cease, and CNS will owe you nothing hereunder.

2.

At our specific request and at mutually convenient times while you are receiving payments under this agreement, you agree to consult with me or my designee without additional compensation with respect to a limited amount of transitional CNS business matters that are unrelated to the special project described in paragraph 2 above or to any additional specific consulting assignments otherwise agreed upon between you and CNS

Milton W. (Andy) Anderson Separation Letter

as described in paragraph 2 above. You also agree to cooperate with CNS in any current or future claims or lawsuits involving CNS where you have knowledge of the underlying facts, and CNS will pay or reimburse you for any pre-approved travel or similar expenses related to any such litigation and for such other expenses as agreed to by CNS. In addition, you agree that you will not voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits commenced in the future against CNS, provided, however, that nothing in this agreement will be construed to prevent you from testifying truthfully as required by valid legal or administrative process.

3.	You agree that you will continue to speak positively and with respect towards CNS as you have in the past.

4.

All knowledge and information not already available to the public which you have acquired with respect to product development, improvements, modifications, discoveries, designs, methods, systems, computer software, programs, codes and documentation, research, designs, formulas, instructions, methods, inventions, trade secrets, services or other private or confidential matters of CNS (such as those concerning sales, costs, profits, organizations, customer lists, pricing methods, etc.), or of any third party which CNS is obligated to keep confidential, shall be regarded by you as strictly confidential and shall not be used by you directly or indirectly or disclosed to any persons, corporations or firms. All of the foregoing knowledge and information are collectively referred to as “Confidential Information”. Your obligations under this paragraph will not apply to any information that (a) is or becomes known to the general public under circumstances involving no breach by you of the terms of this paragraph, (b) is generally disclosed to third parties by CNS as a continuing practice without restriction on such third parties, (c) is approved for release by written authorization of CNS’ Board, or (d) you are obligated by law to disclose. Confidential Information also includes the terms of this agreement. You agree that you will not disclose its terms to anyone other than your family members, tax and legal advisors and as otherwise required by law.

5.

During the one-year period following your termination date, you shall not directly or indirectly engage in, enter into or participate in the business of CNS or in any business or commercial activity which does or is reasonably likely to compete with or adversely affect the Business or products of CNS, either as an individual for your own account, as a partner or a joint venturer, or as an officer, director, consultant or holder of more than five percent (5%) of the entity interest in, any other person, firm, partnership or corporation, or an employee, agent or salesman for any person. In addition, during such period you shall not: avail yourself of any advantages or acquaintances you have made with any person who has, within the twelve (12) month period ended on the date of termination of your employment, been a customer of CNS or its affiliates, and which would, directly or

Milton W. (Andy) Anderson Separation Letter

indirectly, materially divert business from or materially and adversely affect the Business of CNS; interfere with the contractual relations between CNS and any of its employees; or employ or cause to be employed in any capacity or retain or cause to be retained as a consultant any person who was employed in any capacity by CNS during the twelve (12) month period ended on the date of termination of your employment.

For purposes of this Agreement, the “Business of CNS” or “Business” means and includes the business of the manufacture, production, sale, marketing and distribution of the Breathe Right strip, FiberChoice, Flair strips and any other products currently offered or currently under development by CNS or offered or currently under development by CNS during the 12 months prior to the date of termination of your employment.

6.

For one year following your termination date, you agree that you will not, directly or indirectly, solicit any current or prospective CNS customer, broker, vendor or distributor who is not, as of your termination date, a current customer, broker, vendor or distributor of your new employer, consulting business or any other enterprise in which you become involved after your resignation from CNS, for the purpose of providing products or services for or on behalf of said customer, broker, vendor or distributor which are currently competitive with the products or services being provided by CNS, which are in the development stages of being competitive with the products or services being provided by CNS, or which would in any way cause said customer, broker, vendor or distributor to discontinue or reduce its business relationship with CNS. Current CNS customers, brokers, vendors or distributors include those customers, brokers, vendors or distributors with whom CNS has had a business relationship at any time within the twelve (12) month period immediately preceding your resignation date. Prospective CNS customers, brokers, vendors and distributors are those with whom (a) a CNS representative has been in direct personal contact and (b) CNS has a reasonable opportunity of entering into a business relationship within six months following your resignation date. You also agree that during the same one-year period, you will not directly or indirectly solicit any CNS employee to terminate his or her employment with CNS. This employee nonsolicitation obligation shall apply to employees of CNS as of your resignation date.

If, in your opinion, the restrictions in this paragraph 6 or in paragraph 5 prevent you from obtaining employment, you may make a written request for modification of the restrictions with respect to a specific position that you are considering. The president of CNS will review and consider your request and if she determines, in her sole discretion, that the requested modification will not be adverse to CNS’s business interests, she will provide you with the modification, which must then be memorialized in writing and signed by both parties. In addition, if you have any questions with respect to the scope of your obligations hereunder, you agree to seek clarification from the president.

Milton W. (Andy) Anderson Separation Letter

This agreement shall not in any way be construed as an admission of liability by CNS or as an admission that CNS has acted wrongfully with respect to you. CNS specifically denies and disclaims any such liability or wrongful acts. If any provision of this agreement is found to be illegal or unenforceable, such provision will be severed or modified to the extent necessary to make it enforceable, and as so severed or modified, the remainder of this agreement shall remain in full force and effect.

You understand that if you violate any obligation that you have to CNS under this agreement, all payments and benefits to you hereunder will immediately cease. In such event, your release of your claims shall remain fully in effect in consideration of the payments and benefits that you received prior to any such breach.

This agreement sets forth our entire agreement and fully supersedes any prior agreements, contracts or understandings between you and CNS. CNS asks that our records reflect that you conclude your employment on terms you understand and accept. Therefore, we ask you to declare that you have entered into this agreement voluntarily, without coercion, duress, or reliance on any representations by any CNS employee, agent or lawyer.

If this letter accurately reflects our understanding and agreement, please sign both copies and return the original to me. We appreciate all of your efforts and contributions to CNS over the past 19½ years and wish you success in your future career.

Sincerely,

CNS, Inc.

/s/   Larry Muma

Larry Muma
VP, Operations & Technical

Acknowledged and agreed to, with declarations
confirmed, this 24 day of October, 2003.

/s/   Milton W. (Andy) Anderson

Milton W. (Andy) Anderson